CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-281279 on Form S-6 of our report dated October 9, 2024, relating to the financial statements of FT 11748, comprising Target Dvd. Dbl. Play 4Q '24 - Term 1/9/26 (Target Dividend Double Play Portfolio, 4th Quarter 2024 Series) and Target Dvd. Triple Play 4Q '24 - Term 1/9/26 (Target Dividend Triple Play Portfolio, 4th Quarter 2024 Series), one of the series constituting the FT Series, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 9, 2024